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               TRICORD ANNOUNCES IT WILL NOT FILE QUARTERLY REPORT

MINNEAPOLIS - (Business Wire) - November 14, 2002 - Tricord Systems, Inc. (Nasdaq: TRCDQ) today announced that it will not file its quarterly report on Form 10-Q, due today, with the Securities and Exchange Commission. The Company said it is unable to file the report due to its reorganization proceedings under Chapter 11 of the United States Bankruptcy Code, and its inability to provide the certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.

ABOUT TRICORD SYSTEMS

Tricord Systems, Inc. designs, develops and markets clustered server appliances and software for content-hungry applications. On August 2, 2002, Tricord Systems, Inc., a Delaware corporation (the "Company"), filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") with the United States Bankruptcy Court for the District of Minnesota (the "Bankruptcy Court"). On November 1, 2002, the Company announced the execution of a definitive Purchase Agreement to sell substantially all of its assets.

SAFE-HARBOR STATEMENT UNDER PRIVATE SECURITIES ACT OF 1995:
The statements in this press release that are not historical facts, including the Company's statement of its expectations regarding the lawsuit filed against it by RGC International Investors, the merits of such lawsuit, and the prospects for success in bankruptcy, are forward-looking statements within the meaning of Sections 28 A of Securities Act of 1933 and Section 21 E of the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those predicted. Among the factors that could cause such results to differ materially are: the impact of any settlement discussions that the Company may engage in with RGC, future findings and rulings by the Delaware Chancery Court and the United States Bankruptcy Court, the development of discovery by either RGC or the Company of facts material to the litigation, and the likelihood of finding any additional investors or buyers for the Company. The Company undertakes no obligation to update any forward-looking information.

CONTACT:  Tricord Systems, Inc., Minneapolis
          Investor Relations, 763-551-6402